Exhibit 99.1

News and information P.O. Box 4552 Park City, UT 84060 Phone: 435-615-0340 Fax: 435-615-4780 e-mail: investinfo@ascresorts.com

Date: February 20, 2007	Contact:
David Hirasawa
Release: IMMEDIATE	American Skiing Company Investor and Media Communications 435-615-0396
American Skiing Company Announces Sale of Killington and
Pico Resorts For $83.5 Million
PARK CITY, UTAH — February 20, 2007 — American Skiing Company (OTCBB: AESK) announced today that it had entered into a definitive agreement to sell its Killington and Pico resorts in Vermont to SP Land Company, LLC, a major area landowner, for $83.5 million. The announced sale follows the recent announcement of the sale of Mount Snow and Attitash resorts for $73.5 million and the December announcement of the planned $265 million sale of Steamboat resort.
“Killington has been in partnership with SP Land since 2004 on a number of developable real estate parcels in the Killington area. During the design and planning phase of the Killington Village, it became apparent that the developable real estate and resort operations should be controlled by a single owner. We believe this transaction is a tremendous step forward for the future development of Killington, Pico and the surrounding community,” said ASC President and CEO B.J. Fair.
SP Land Company, LLC is a real estate holding company with significant land holdings near Killington resort. SP Land Company, LLC first gained its real estate holdings in the area in conjunction with American Skiing Company’s restructuring of its real estate related debt in 2004.
“With the recently announced sales of Steamboat, Mount Snow, Attitash and now Killington and Pico, American Skiing Company is clearly in transition. We will be reviewing our organizational needs and adjusting accordingly. As a result of these transactions, the Company expects to repay all bank debt, junior subordinated debt, and have substantial resources to address the needs of our Sunday River and Sugarloaf resorts in Maine and The Canyons in Utah,” added Fair.
Included in the sale of Killington and Pico are the resorts and all resort-owned operations, all of Killington/Pico’s resort-owned real estate assets and The Wobbly Barn restaurant. In addition to the cash purchase price of $83.5 million, the buyer will also assume approximately $5 million of debt and other liabilities and certain contractual obligations of ASC.
The proposed sales of the ASC resorts will not have an effect on any current season passes, vouchers or advance purchase ticket products for the remainder of the 2006-2007 winter season. Multi-resort products such as All-For-One and Ski America passes will continue to be valid at all

ASC resorts where they previously have been honored through the end of the 2006-2007 winter season. Gift cards, Value Cards and Edge cards will continue to be valid in accordance with the terms of those specific programs.
As a condition of the purchase and sale agreement, stockholder approval is required for the sale of Killington and Pico resorts. The sole holder of the Company’s Preferred Stock Series C-1, representing 65.8% of the voting shares entitled to vote on the matter, has voted in favor of the transaction, which constitutes majority stockholder approval. Such approval means the transaction may be approved without a meeting of the Company’s stockholders. In addition to stockholder approval, the transaction is subject to customary closing conditions, including Hart-Scott-Rodino antitrust approval and consent of the State of Vermont. The transaction is expected to close on or before April 30, 2007.
All of ASC’s New England resorts, including Killington and Pico, have received almost three feet of natural snowfall in the past week; these resorts are enjoying the best skiing and riding conditions of the season.
About Killington and Pico
Killington/Pico was the nation’s tenth most visited resort and the most visited resort in the eastern U.S. in 2006, with nearly 800,000 skier visits. Killington and Pico’s expansive terrain, its 3,050 foot vertical drop and extensive snowmaking and grooming coverage have made the resort a perennial favorite of skiers and riders in the northeastern U.S. Golf, summer attractions and fall foliage complement the year round recreation offerings of the resort.
About American Skiing Company
Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the company’s web site, www.peaks.com.
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: the failure to satisfy any of the conditions to closing of the purchase agreements relating to Steamboat, Mount Snow/Attitash and Killington/Pico or the buyer’s refusal to close for such agreements; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.
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